Exhibit 1.2

COLONIAL REALTY LIMITED PARTNERSHIP
(a Delaware Limited Partnership)

Debt Securities

TERMS AGREEMENT

Dated: January 26, 2005

To:	COLONIAL REALTY LIMITED PARTNERSHIP 2101 6th Avenue North Suite 750 Birmingham, Alabama 35203

Attention:

Ladies and Gentlemen:

     We (the “Representatives”) understand that Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), proposes to issue and sell $275,000,000 aggregate principal amount of its senior debt securities (such debt securities being hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities (as defined in the Underwriting Agreement referenced below) set forth below opposite their respective names at the purchase price set forth below.

Principal Amount of
Underwriter	Underwritten Securities
Citigroup Global Markets Inc.	$82,500,000
Bear, Stearns & Co. Inc.	82,500,000
UBS Securities LLC	82,500,000
Banc of America Securities LLC	13,750,000
J.P. Morgan Securities Inc.	13,750,000

Total	$275,000,000

     The Underwritten Securities shall have the following terms:

Title:	4.75% Senior Notes due 2010

Rank:	Pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership

Ratings:	Baa3/BBB-

Aggregate principal amount:	$275,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. dollars

Interest rate or formula:	4.75% per annum

Interest payment dates:	Payable semi-annually in arrears on each February 1 and August 1, commencing August 1, 2005

Regular record dates:	January 15 and July 15, as applicable

Stated maturity date:	February 1, 2010

Redemption provisions:
Redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of: (i) the principal amount of the Underwritten Securities being redeemed plus accrued but unpaid interest to the redemption date; and (ii) the Make-Whole Amount, if any

Sinking fund requirements:	N/A

Conversion provisions:	N/A

Listing requirements:	N/A

Black-out provisions:
The Operating Partnership will not from the date of this Terms Agreement through the Closing Time, without the prior written consent of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and UBS Securities LLC, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Operating Partnership or any affiliate of the Operating Partnership or any person in privity with the Operating Partnership or any Affiliate of the Operating Partnership), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Operating Partnership (other than the Underwritten Securities listed above).

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price per
Underwritten Security:	99.995% of the principal amount, plus accrued interest, if any, from January 31, 2005

Purchase price per Underwritten
Security:	99.395% of the principal amount, plus accrued interest, if any, from January 31, 2005

Other terms and conditions:	N/A

Closing date and location:	January 31, 2005 at Sidley Austin Brown & Wood LLP at 9:00 A.M.

     All the provisions contained in the document attached as Annex A hereto entitled “Colonial Realty Limited Partnership — Debt Securities — Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

     Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
BEAR, STEARNS & CO. INC.
UBS SECURITIES LLC
BANC OF AMERICA SECURITIES LLC
J.P. MORGAN SECURITIES INC.

By:	Citigroup Global Markets Inc.

By:	/s/ Jeffrey D. Horowitz
Name: Jeffrey D. Horowitz
Title: Managing Director

By:	Bear, Stearns & Co. Inc.

By:	/s/ Chris O’Connor
Name: Chris O’Connor
Title: Senior Managing Director

By:	UBS Securities LLC

By:	/s/ Scott D. Whitney
Name: Scott D. Whitney
Title: Director

By:	/s/ Ryan Donovan
Name: Ryan Donovan
Title: Associate Director

Acting on behalf of themselves and the other named Underwriters.

Accepted:

COLONIAL REALTY LIMITED PARTNERSHIP,
the Operating Partnership

By:	Colonial Properties Trust (its general partner)

By:	/s/ Weston M. Andress

Name: Weston M. Andress
Title: CFO

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